Exhibit 10.1

English Translation for Informational Purposes

LEASE FOR OFFICE SPACE

and other business premises within the meaning of Section 230a of Book 7 of the Dutch Civil code

Existing Building

According to the model decided upon by the Raad voor Onroerende Zaken (Council for Real Estate Matters) on 30 July 2003.

Reference to this model and its use are only permitted if the inserted, added or divergent text can easily be recognized as such. Additions and divergencies should preferably be included in the article “Special stipulations”. The Council accepts no responsibility for adverse consequences arising from the use of the text of the model.

The undersigned:

1.	IEF Capital Vastgoed Rietveld (Amsterdam-Overschiestraat) B.V., with its registered office in Oranje Nassaulaan 25, 1075 AJ te Amsterdam, listed in the Trade Register under number 34309604, duly represented in this matter by Mr. R. E. Snijders and Mr. E.L. Franssens from IEF Capital Management B.V.; hereinafter referred to as ‘the lessor’

and

2.	Lionbridge Technologies B.V., NL009460.883.B.01, with its registered office in Overschiestraat 55, 1062 HN Amsterdam, duly represented in this matter by Mr. R.J. Cowan, listed in the Trade Register in Amsterdam under number 33171474, hereinafter referred to as ‘the lessee’

have agreed to the following lease:

1.	The leased space, purpose and use

1.1

The lessor leases to the lessee and the lessee leases from the lessor the business space, with an area of approximately 549 square meters, located on the 6th floor including a share in the common areas, together with 12 parking spaces on the grounds belonging to the premises, hereinafter referred to as ‘the leased space’, located at Overschiestraat 55-57 (Sinus building) in Amsterdam, recorded in the land register as Municipality of Sloten (N.H.), section E, number 5468. This business space is further indicated on the drawing and a delivery report, both initialed by the parties, appended to and forming part of this lease. The delivery report shows which systems and other facilities do and which systems and facilities do not form part of the leased space and also gives a description of the condition of the leased space, possibly supplemented by photos initialed by the parties.

1.2	The leased space will be intended by or on behalf of the lessee exclusively for use as office space, archiving space and parking space.

1.3	Without the lessor’s prior written permission the lessee is not allowed to put the leased space to any other use than that described in 1.2.

1.4	The lessee is responsible for ensuring that the floors of the leased space are not loaded more heavily than approximately 250 kg per square meter.

2.	Conditions

2.1	The ‘GENERAL CONDITIONS FOR LEASING OFFICE SPACE and other business premises within the meaning of Section 230 (a) of Book 7 of the Dutch Civil Code’, filed at the office of the District Court of The

Hague on 11 July 2003 and registered under number 72/2003, hereinafter referred to as the ‘general conditions’, form part of this lease. The parties are familiar with the contents of these general conditions, of which the lessor and lessee have received a copy.

2.2	The general conditions referred to in 2.1 are applicable except in so far as the conditions mentioned below expressly deviate from them or applicability in relation to the leased space is not possible.

3.	Term, extension and termination

3.1	This lease is entered into for the period of 6 (six) years, commencing on 1 October 2011 and ending on 30 September 2017.

3.2	Following the expiry of the period referred to in 3.1, this lease will be extended for a contiguous period of 5 years, that is until 30 September 2022. Only lessee may terminate the lease agreement as at 30 September 2017. Lessor may not terminate the lease agreement before 30 September 2022. This lease will subsequently be continued for contiguous periods of 5 years each.

3.3	Termination of this lease must take place by giving notice before the end of a lease term with due observance of a period of notice of at least one year.

3.4	Notice of termination must be given by means of a writ or by registered letter.

4.	Rental price, sales tax, rental price adjustment, payment obligations, period of payment

4.1	The initial annual rent of the leased space is € 83,115.00 (in words: (eighty three thousand one hundred and fifteen euro).

This initial rent is calculated as follows:

•	€ 135,- per m² per year, excl. VAT for the office space

•	€ 750,- per parking space per year, excl. VAT for the parking spaces

4.2	The parties agree that the lessor will charge the lessee sales tax on the rent.

If rent not subject to sales tax has been agreed, the lessee will owe the lessor in addition to the rent a separate payment by way of compensation for the loss that the lessor or its successor(s) in title suffer(s) or will suffer because the sales tax on the investments and operating costs of the lessor are not or no longer deductible. The provisions of 19.1 to 19.9 of the general conditions will then not be applicable.

4.3	If the parties have agreed a rental that is subject to sales tax, the lessee and the lessor make use of the possibility to waive the submission of a joint option request for a rental subject to sales tax, based on Notice 45, decree of March 24, 1999, no. VB 99/571. The lessee declares, in signing the lease, also for the benefit of the legal successor(s) to the lessor, that he uses or will have the leased space used permanently for purposes which allow for a complete or virtually complete right to deduction of sales tax by virtue of Article 15 of the 1968 (Dutch) Sales Tax Act.

4.4	The lessee’s financial year runs from 1 January to 31 December.

4.5	The rent will be adjusted annually on 1 October, for the first time commencing on 1 October 2012, in accordance with article 9 of the general conditions.

4.6	The payments to be made by the lessee for additional supplies and services provided by or on behalf of the lessor will be determined in accordance with Article 16 of the general conditions and, as stipulated therein, a system of advance payments with settlement at a later date will be applied to this payment.

4.7.1	The lessee is required to make the following payments:

•	the rent

•	the sales tax payable on the rent if the parties have agreed on rent subject to sales tax

•	the advance payment for the additional supplies and services provided by or on behalf of the lessor plus the sales tax payable thereon

4.7.2	The lessee will no longer be required to pay sales tax on the rent if the leased space may no longer be leased subject to sales tax, although the parties had agreed on this. If this is the case, the compensation for sales tax set out in Article 19.3 (a) of the general conditions will be applicable.

4.8	For each term of payment of 3 calendar months the following amounts will be payable for:

•	the rent	€20,778.75

•	the sales tax payable on the rent, or the separate payment referred to in 4.2 if rent subject to sales tax has not been agreed on or the compensation referred to in 4.7.2 if the rent may no longer be subject to sales tax, although the parties had agreed on this	€3,947.96

•	the advance payment on additional supplies and services provided by or on behalf of the lessor together with the sales tax payable thereon	€4,899.83

•	Total	€29,626.54

In words: Twenty nine thousand six hundred and twenty six euro and fifty four cents.

4.9	In view of the date of commencement of this lease and the stipulation in article 8.2, the first payment term relates to the period between 1 October 2011 and 31 December 2011 and for this period amounts to € 26,879.13. This amount is inclusive of sales tax, also as regards sales tax on the rent, but only if the lessor is obliged to pay sales tax on the rent. The lessee will pay this amount before or on 1 October 2011.

4.10	The periodic payments to be made by the lessee to the lessor under this lease as mentioned in 4.8 are payable in advance in a lump sum in euros and must be paid in full before or on the first day of the period to which the payments relate.

4.11	Unless stated otherwise, all amounts in this lease and the general conditions forming part of it are exclusive of sales tax.

5.	Supplies and services (see appendix)

The advance payment for additional supplies and services is 30 euro per square meter per year, exclusive of VAT.

The parties agree that the following additional supplies and services will be provided by or on behalf of the lessor:

•	administration fee 5% of the above-mentioned supplies and services

•	gas or oil consumption including standing charge

•	electricity consumption including standing charge for the systems and lighting of the shared areas as well as individual electricity consumption

•	water consumption including standing charge

•	maintenance and regular inspection of the heating and the air-conditioning system(s)

•	the same with the lift system(s)

•	the same with the water pressure system(s)

•	the same with the window-cleaning system

•	the same with the fire detection, security, breakdown alarm and emergency power system(s)

•	the same with the parking security system

•	the same with the automatic door control

•	cleaning costs of the shared areas, lifts, exterior glazing and exterior blinds, glazing of the shared areas, terraces, basement car park and/or grounds

•	maintenance of grounds, gardens, plant tubs inside and outside, including the replacement of plants

•	maintenance of the collective mains water system, including inspections for Legionnaires’ disease

•	minor repairs

•	maintenance and regular inspection of roof safety provisions

6.	Bank guarantee

The amount of the bank guarantee referred to in 12.1 of the general conditions is hereby set by the parties at € 29,626.54 in words: twenty nine thousand six hundred and twenty six euro and fifty four cents.

The lessee will submit this bank guarantee to the lessor no later than 1 October 2011. Following receipt of the aforementioned bank guarantee, the present bank guarantee will be returned to the lessee within 10 working days. This bank guarantee is to be provided in conformance with the model defined by the Raad voor Onroerende Zaken (Council for Real Estate Matters, at a banking institution recognized in the Netherlands.

7.	Property management

7.1	Until the lessor announces otherwise, the management of the property will be carried out by CB Richard Ellis B.V., Stadhouderskade 1, 1054 ES Amsterdam.

7.2	Unless agreed otherwise in writing, the lessor will deal with the property manager regarding the content or any other matter related to this lease agreement.

8.	Special stipulations

8.1	Rent-free periods

The lessee receives a rent discount for the first rent period that is equal to 8 months rent-free. This rent-free period will be divided evenly over the entire rental period. Therefore the lessee will receive 1 1/3 rent-free months per year.

8.2	Delivery

Upon commencement of the lease or on the date of delivery of the leased space, if earlier, a delivery report will be drawn up, which should be signed by the lessee and the lessor.

The leased space is delivered in its present state, including:

•	new suspended ceiling;

•	new light fittings;

•	new flooring;

•	renovated restrooms;

•	whitewashed walls;

•	cable ducts for data cabling.

Before the commencement date of the lease, the lessor will be responsible for partitioning the office space. The costs of partitioning the office space will be borne by the lessor. Lessor commits to placing the partitions at as early a date as possible.

8.3	Extra restrooms

The lessee has the right, at his own expense and risk, to create one or more restrooms in the communal space on the 6th floor (opposite the present restrooms, as indicated on the floor plan). This requires the written approval of the lessor, who will not refuse or delay this approval on unreasonable grounds. At the end of the lease, the restrooms may be left behind in the state that they will be in at that time, provided they are clean and in working order.

8.4	Fixtures and fittings contribution

The lessor makes available to the lessee a one-time financial contribution equal to 7 months’ rent plus VAT. This contribution is to be used for lessee investments in the leased space, such as partition walls, flooring, furniture, data cabling, or lessee lessee investments. If the total amount of lessee investments exceeds the aforementioned amount, the excess will be the responsibility of the lessee. The aforementioned contribution will be paid by the lessor to the lessee after signature of the original lease, provision of the bank guarantee and payment of the first rent invoice and once the lessee has made the relevant invoices available to the lessor.

8.5	Key transfer

The lessee has the possibility, following signature of the lease and the provision of the bank guarantee, to carry out work or have work carried out in the leased space. If this work is completed before the commencement date of the lease, the lessee has the right to take possession of the leased space. This will never lead to an earlier lease commencement date.

8.6	Adjustment to the fixtures and fittings of the leased space

The lessee has the possibility of adjusting the fixtures and fittings of the leased space. This requires the written consent of the lessor, who will not refuse to give this consent on unreasonable grounds. Adjustments are to be performed by recognized installers.

8.7	Delivery at the end of the lease

At the end of the lease, the lessee will be obliged to deliver the leased space empty and vacant, free of fixtures and fittings such as partition walls, carpet, cabling, pantries and other items that do not belong to the leased space. The lessee is also obliged to have damage to the leased space, other than as a result of normal wear and tear, professionally repaired.

8.8	Concern guarantee

The lessee will ensure that Lionbridge Technologies Holdings B.V. will irrevocably and unconditionally guarantee everything that the lessee will owe pursuant to the aforementioned lease, including any explicit or automatic extension and/or change to it and, further, including interest and/or charges. All this will be in accordance with the “concern guarantee” model attached to this lease. A copy of this concern guarantee will be attached as an appendix to this lease.

8.9	Termination of present lease

In signing this contract, the present lease between Lionbridge Technologies B.V. and IEF (Vastgoed) Pluto B.V., commencement date July 1, 2007, will be unconditionally terminated as of October 1, 2011, on condition that the lessee has fulfilled all its obligations (including signature of the new original lease, provision of the bank guarantee, the first rental payment, and signature of the delivery report by the lessee) resulting from the present lease (July 1, 2007), with the exception of the final settlement of service charges, which the lessee will pay later.

8.10	Delivery of present space

The lessee has the right to deliver to the lessor the present rented space on the fifth floor, vacant and swept clean but including partition walls, flooring, data cabling, and similar.

8.11	Leasing to natural persons

The lessee is aware that his details, in so far as these are important to the present lease, are included in the lessee file of both the lessor and its manager from the date of signature of this agreement. This file is intended to establish and implement the rights and obligations of the lessee and the lessor.

8.12	Representation

The lessee hereby guarantees to the lessor that any inspections of the leased space before or upon commencement of the lease and before and upon delivery of the leased space at the end of the lease will be attended on behalf of the lessee by one or more appropriately authorized representative(s) and that the description of the leased space as referred to in 1.1 and the official reports of delivery mentioned in 1 and 10 of the general provisions and possibly other comparable documents will be signed by persons who are duly authorized to do so on behalf of the lessee.

8.13	Airco unit

Lessee is allowed to install an airco unit on the roof of the leased space. This requires the written approval of the lessor, who will not refuse or delay this approval on unreasonable grounds. Adjustments are to be performed by recognized installers.

Drawn up and signed in triplicate.

place and date	place and date

IEF Capital Vastgoed Rietveld
(Overschiestraat Amsterdam B.V.	Lionbridge Technologies B.V.

/s/ R.E. Snijders	/s/ R.J. Cowan

/s/ E.L. Franssens

Appendices:

•	general conditions

•	drawing of the leased business premises

•	official report of delivery

•	bank guarantee

•	copy of identification and extract from Chamber of Commerce

Individual signature(s) of lessee(s) for receipt of their own copies of the ‘GENERAL CONDITIONS FOR LEASING OFFICE SPACE and other business premises within the meaning of Section 230 (a) of Book 7 of the Dutch Civil Code’ as referred to in 2.1.

Signature of lessee(s):

/s/ R.J. Cowan